UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Aastrom Biosciences, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 22, 2013

Dear Shareholder:

Please join us for our Annual Meeting of Shareholders on Thursday, May 2, 2013 at 8:30 a.m., local time, at Aastrom Biosciences, Inc.’s headquarters located at 24 Frank Lloyd Wright Drive, Lobby K, Ann Arbor, Michigan, 48105.  You are cordially invited to attend.

At this Annual Meeting, the agenda includes (1) the election of five (5) directors, (2) the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013, and (3) the approval on an advisory basis of the compensation of our named executive officers.  The Board of Directors unanimously recommends that you vote FOR the election of each director nominee, FOR the ratification of the appointment of PricewaterhouseCoopers LLP, and FOR the approval, on an advisory basis, of the compensation of our named executive officers.

All shareholders are cordially invited to attend the Annual Meeting in person.

Under Securities and Exchange Commission rules, Aastrom is providing access to the proxy materials for the Annual Meeting to shareholders via the Internet.  Accordingly, you can access the proxy materials and vote at www.proxyvote.com.  Instructions for accessing the proxy materials and voting are described below and in the shareholder meeting notice that you received in the mail.  Please review the proxy materials prior to voting.

Your vote is very important.  Even if you do not plan to attend the Annual Meeting of Shareholders, please vote by one of the following methods:

1.              BY INTERNET, by going to the Internet web address www.proxyvote.com and following the instructions on the Notice you received in the mail and on the website.  In order to vote via the Internet, you must use the numbers provided in the shaded bar of the Notice.  Click on “Cast Your Vote or Request Materials.”  Proxies submitted by the Internet must be received by 11:59 P.M., Eastern Time, on May 1, 2013.

2.              BY TELEPHONE, by dialing 1-800-690-6903 within the United States, U.S. territories, and Canada any time on a touch tone telephone and following the instructions provided by the recorded message.  In order to vote via telephone, you must use the numbers provided in the shaded bar of the Notice.  Proxies submitted by telephone must be received by 11:59 P.M., Eastern Time, on May 1, 2013.

3.              BY PROXY CARD, if you have requested a proxy card by mail in accordance with the instructions in the Notice, by completing, dating, signing, and returning the proxy card in the postage-prepaid envelope provided.  If you vote by Internet or telephone, please do not mail your proxy card.  Your proxy card must be received prior to the Annual Meeting.

If you attend the Annual Meeting, you may vote in person by ballot even if you have previously voted by Internet, by telephone or by returning your proxy card.  Any proxy may be revoked by delivery of a later dated proxy.

Sincerely,

DOMINICK C. COLANGELO
President and Chief Executive Officer

AASTROM BIOSCIENCES, INC.

24 Frank Lloyd Wright Drive, Lobby K

Ann Arbor, MI 48105

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 2, 2013

TIME	8:30 a.m., local time, on Thursday, May 2, 2013

PLACE	Aastrom Biosciences, Inc., 24 Frank Lloyd Wright Drive, Lobby K, Ann Arbor, Michigan, 48105

ITEMS OF BUSINESS	1. To elect five directors to each serve a term of one year expiring at the 2014 Annual Meeting of Shareholders.

2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

3. To hold an advisory vote approving the compensation of our named executive officers.

4. To consider such other business as may properly come before the Annual Meeting of Shareholders and any adjournment thereof.

RECORD DATE	You may vote at the Annual Meeting of Shareholders if you were a shareholder of record at the close of business on March 5, 2013.

VOTING BY PROXY

If you cannot attend the Annual Meeting of Shareholders, you may vote your shares via the Internet or by telephone by following the instructions on your proxy card and on www.proxyvote.com. If you have requested a proxy card by mail, you may vote by signing, voting and returning the proxy card to Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, New York 11717. For specific instructions on how to vote your shares, please review the instructions for each of these voting options as detailed in your Notice and in this Proxy Statement. If you attend the Annual Meeting, you may vote in person even if you have previously voted via the Internet, by telephone or by returning your proxy card.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE YOUR PROXY AS INDICATED ABOVE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. PLEASE REVIEW THE INSTRUCTIONS FOR EACH OF YOUR VOTING OPTIONS DESCRIBED IN THIS PROXY STATEMENT AND THE NOTICE YOU RECEIVED IN THE MAIL.

By order of the Board of Directors,

BRIAN D. GIBSON
Corporate Secretary
Ann Arbor, Michigan
March 22, 2013

AASTROM BIOSCIENCES, INC.

24 Frank Lloyd Wright Drive, Lobby K

Ann Arbor, Michigan 48105

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors”) of Aastrom Biosciences, Inc., a Michigan corporation, for use at the Annual Meeting of Shareholders to be held on Thursday, May 2, 2013 at 8:30 a.m., local time, at our headquarters located at 24 Frank Lloyd Wright Drive, Lobby K, Ann Arbor, Michigan, 48105, or at any adjournments or postponements thereof (the “Annual Meeting”).  An Annual Report to Shareholders, containing financial statements for the year ended December 31, 2012, and this Proxy Statement are being made available to all shareholders entitled to vote at the Annual Meeting.  This Proxy Statement and the form of proxy were first made available to shareholders on or about March 22, 2013.  Unless the context requires otherwise, references to “we,” “us,” “our,” and “Aastrom” refer to Aastrom Biosciences, Inc.

GENERAL INFORMATION ABOUT THE MEETING, SOLICITATION AND VOTING

What am I voting on?

There are three proposals scheduled to be voted on at the Annual Meeting of Shareholders:

1. Election of directors;

2. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2013 fiscal year; and

3. Approval on an advisory basis of the compensation of our named executive officers.

Who is entitled to vote?

Shareholders as of the close of business on March 5, 2013 (the “Record Date”) may vote at the Annual Meeting of Shareholders.  You have one vote for each share of common stock and one vote per 1/1,000 share of Series B-2 preferred stock you held on the Record Date, including shares:

•                  Held directly in your name as “shareholder of record” (also referred to as “registered shareholder”); and

•                  Held for you in an account with a broker, bank or other nominee (shares held in “street name”).  Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or nominee how to vote their shares.

What constitutes a quorum?

A majority of the outstanding shares entitled to vote, present or represented by proxy, constitutes a quorum for the Annual Meeting of Shareholders.  Abstentions are counted as present and entitled to vote for purposes of determining a quorum.  “Broker non-votes” (described below) are also counted as present and entitled to vote for purposes of determining a quorum.  As of March 5, 2013, 45,664,079 shares of Aastrom common stock were outstanding and entitled to vote, and 12,308 shares of Series B-2 preferred stock were outstanding and entitled to vote.

How many votes are required to approve each proposal?

The following explains how many votes are required to approve each proposal, provided that a majority of our shares is present at the Annual Meeting of Shareholders (in person or by proxy).

•                  The five candidates for election who receive a plurality vote in the affirmative will be elected;

•                  Ratifying PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year ending December 31, 2013 requires the affirmative vote of a majority of the votes cast on the proposal; and

•                  Approval of the non-binding, advisory resolution regarding the compensation of our named executive officers requires the affirmative vote of a majority of the votes cast on the proposal.

How are votes counted and who are the proxies?

You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the Board of Directors.  Shares present or represented and not so marked as to withhold authority to vote for a particular nominee will be voted in favor of a particular nominee and will be counted toward such nominee’s achievement of a plurality.  Shares present at the meeting or represented by proxy where the shareholder properly withholds authority to vote for such nominee in accordance with the proxy instructions and “broker non-votes” will not be counted toward such nominee’s achievement of plurality.

You may vote “FOR” “AGAINST” or “ABSTAIN” on the ratification of PricewaterhouseCoopers LLP.  If you abstain from voting on the proposal to ratify PricewaterhouseCoopers LLP, it will have no effect on the voting of the proposal.  Brokers, bankers and other nominees have discretionary voting power on this routine matter and, accordingly, “broker non-votes” will have no effect on the ratification.

You may vote “FOR” “AGAINST” or “ABSTAIN” on the non-binding, advisory resolution approving the compensation of our named executive officers.  If you abstain from voting on the non-binding, advisory resolution approving the compensation of our named executive officers, it will have no effect on the voting of the proposal.  If you just sign and submit your proxy card without marking your voting instructions, your shares will be voted “FOR” the resolution approving the compensation of our named executive officers.

The persons named as attorneys-in-fact in the proxies, Dominick C. Colangelo and Brian D. Gibson, were selected by the Board of Directors and are officers of Aastrom.  All properly executed proxies submitted in time to be counted at the Annual Meeting will be voted by such persons at the Annual Meeting.  Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications.

What is a broker non-vote?

If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a “broker non-vote”).  Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers are counted as present for the purpose of determining whether there is a quorum at the Annual Meeting of Shareholders, but are not counted or deemed to be present or represented for the purpose of determining whether shareholders have approved that matter. Pursuant to applicable rules, brokers will have discretionary authority to vote on the proposal to ratify the appointment of PricewaterhouseCoopers LLP.

How does the Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote your shares:

• “FOR” each of the nominees to the Board of Directors;

• “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as Aastrom’s independent registered public accounting firm for fiscal year ending December 31, 2013; and

• “FOR” the non-binding, advisory basis resolution approving the compensation of our named executive officers.

How do I vote my shares without attending the meeting?

If you are a shareholder of record, you may vote by granting a proxy.  For shares held in street name, you may vote by submitting voting instructions to your broker or nominee.  In any circumstance, you may vote:

•                  By Internet or Telephone — You may vote by Internet or telephone by following the instructions on your proxy card and on www.proxyvote.com or as directed by your broker or other nominee.  In order to vote via the Internet or by telephone, you must have the shareholder identification number which is provided in your proxy card.

•                  By Mail — If you requested a proxy card by mail, you may vote by signing, voting and returning your proxy card in the envelope provided.  You should sign your name exactly as it appears on the proxy card.  If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.  If you vote by Internet or telephone, please do not mail the proxy card.  Your proxy card must be received prior to the Annual Meeting.

Internet and telephone voting facilities will close at 11:59 p.m., Eastern Time, on May 1, 2013.

How do I vote my shares in person at the meeting?

If you are a shareholder of record (also referred to as “registered shareholder”) and prefer to vote your shares in person at the meeting, bring proof of identification and request a ballot to vote at the meeting.  You may vote shares held in street name only if you obtain a signed proxy from the record holder (broker or other nominee) giving you the right to vote the shares.

Even if you plan to attend the meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted even if you are unable to attend the meeting.

May I change my vote?

Yes. Whether you have voted by Internet, telephone or mail you may change your vote and revoke your proxy by:

• Sending a written statement to that effect to the Corporate Secretary of Aastrom;

• Voting by Internet or telephone at a later time;

• Submitting a properly signed proxy card with a later date; or

• Voting in person at the Annual Meeting of Shareholders.

What are the costs associated with the solicitation of proxies?

The cost of soliciting proxies will be borne by Aastrom. Aastrom has retained Broadridge Financial Solutions (“Broadridge”) to solicit registered shareholders and to request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of Aastrom registered in the names of such persons, at a cost of approximately $70,000, which includes mailing costs and reimbursement of reasonable out-of-pocket expenses.  Aastrom may supplement the original solicitation of proxies by Internet, telephone, mail, electronic mail or personal solicitation by our officers, directors, and other regular employees, without additional compensation.  Voting results will be tabulated and certified by Broadridge.  Aastrom may solicit shareholders by mail through its regular employees, and will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of Aastrom registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs.  Aastrom may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Bylaws provide that the Board of Directors will consist of not less than five nor more than nine members, as fixed from time to time by a resolution of the Board of Directors and that all directors will be elected annually.  The Board of Directors currently consists of six directors.  The persons named below as nominees for director will, if elected, each serve a term of one year expiring at the 2014 Annual Meeting of Shareholders and until their successors are elected and qualified.

The table below sets forth Aastrom’s directors and nominees and their respective ages as of February 28, 2013.

			Director
Name	Position	Age	Since
Robert L. Zerbe*	Chairman of the Board of Directors	62	2006
Dominick C. Colangelo*	President and Chief Executive Officer and Director	49	2013
Ronald M. Cresswell*	Director	78	2010
Tim M. Mayleben	Director	52	2005
Alan L. Rubino*	Director	58	2005
Nelson M. Sims*	Director	65	2006

*                 Director nominee.

Director Nominees for Election at the 2013 Annual Meeting of Shareholders

The biographical description below for each director nominee includes the specific experience, qualifications, attributes and skills that led to the conclusion by the Board of Directors that such person should serve as a director of Aastrom.

Robert L. Zerbe, M.D., a Director since January 2006 and Chairman of the Board of Directors since October 2012, is the Chief Executive Officer of QUATRx Pharmaceuticals Company, a venture-backed drug development company which he co-founded in 2000.  Prior to his role at QUATRx, Dr. Zerbe held several senior executive management positions with major pharmaceutical companies including Eli Lilly (from 1982 to 1993) and Pfizer (formerly Parke-Davis) (from 1993 to 2000).  During his tenure at Eli Lilly, Dr. Zerbe’s clinical research and development positions included Managing Director, Lilly Research Center U.K., and Vice President of Clinical Investigation and Regulatory Affairs.  He joined Parke Davis in 1993, becoming Senior Vice President of Worldwide Clinical Research and Development.  In this capacity he led the clinical development programs for a number of key products, including Lipitor ® and Neurontin ®.  Dr. Zerbe received his M.D. from the Indiana University School of Medicine, and has completed post-doctoral work in internal medicine, endocrinology and neuroendocrinology at Indiana University and the National Institutes of Health.  Dr. Zerbe currently serves on the board of directors of Optimer Pharmaceuticals, Inc. (since 2009), a biopharmaceutical company.  He also serves on the board of directors of, Edgemont Pharmaceuticals, a private specialty pharma company.  The Board of Directors believes Dr. Zerbe’s qualifications to sit on our Board of Directors include his management positions at major pharmaceutical companies, including the experience he gleaned in his clinic development roles.

Dominick C. Colangelo, Mr. Colangelo joined Aastrom in 2013 with more than twenty years of executive management and corporate development experience in the biopharmaceutical industry, including nearly a decade with Eli Lilly and Company.  Most recently, he was President and Chief Executive Officer of Promedior, Inc.  During his career, he has held a variety of executive positions of increasing responsibility in product development, pharmaceutical operations, sales and marketing, and corporate development.  He has extensive experience in the acquisition, development and commercialization of therapies to treat fibrovascular, metabolic and cardiovascular diseases.  During his tenure at Eli Lilly and Company, he held positions as Director of Strategy and Business Development for Lilly’s Diabetes Product Group and also served as a founding Managing Director of Lilly Ventures.  Mr. Colangelo received his B.S.B.A. in Accounting, Magna Cum Laude, from the State University of New York at Buffalo and a J.D. degree, with Honors, from the Duke University School of Law.  The Board of Directors believes Mr. Colangelo’s qualifications to sit on our Board of Directors include his significant contributions within the biopharmaceutical industry.

Ronald M. Cresswell, PhD, a Director since October 2010, retired in 1999 from Warner-Lambert Company, a developer and manufacturer of health care and consumer products, where he had been Senior Vice President and Chief Scientific Officer since October 1998.  He was formerly Vice President and Chairman, Parke-Davis Pharmaceutical Research, a Warner-Lambert Company, since 1989.  Prior thereto, he served as Chief Operating Officer of Laporte Industries, an internationally oriented chemical company, since 1987.  Dr. Cresswell served 25 years at Burroughs Wellcome, a London-based international pharmaceutical firm, where he held a broad range of research and development positions, culminating in being the main board member for global research and development.  He earned B.Sc. and Ph.D. degrees in applied chemistry at the University of Glasgow.  He completed post-doctoral work in the field of nucleoprotein chemistry at Sloan Kettering Hospital in New York and is a graduate of the Harvard Advanced

Management Program.  Dr. Cresswell is actively involved with the University of Michigan as a member of the Pharmacy Advancement Steering Committee for the College of Pharmacy.  Dr. Cresswell has also served on the Board of Directors of Albachem Ltd., Allergan, Inc., CuraGen Corporation, Esperion Therapeutics, Inc. and Vasogen Inc.  The Board of Directors believes Dr. Cresswell’s qualifications to sit on our Board of Directors include his significant contributions at global pharmaceutical companies.

Alan L. Rubino, a Director since September 2005, recently assumed the CEO and President of Emisphere Technologies, Inc., a publicly-held company headquartered in Roseland, NJ.  He and a new management team will be repositioning/transitioning the company from a drug-delivery company only firm, into a more expanded specialty pharma company that will continue to include new delivery system partnerships, NDA Rx and Rx medical food products at the commercial stage.  Just prior to Emisphere, Mr. Rubino served as Chief Executive Officer and President of New American Therapeutics, Inc., a specialty pharmaceutical company, since October 2010 where he led the acquisition of penciclovir from Novartis AG.  He and his team re-marketed the product and significantly advanced its sale, which resulted in a return to the company’s investors.  Previously, Mr. Rubino served as the Chief Executive Officer and President of Akrimax Pharmaceuticals, LLC, an integrated specialty pharmaceutical company, since February 2008.  Prior to this he served as President and Chief Operating Officer of Pharmos Corporation, a biopharmaceutical company, from November 2005 to December 2007.  Mr. Rubino has continued to expand upon a highly successful and distinguished career that included Hoffmann-La Roche, Inc., a research-focused healthcare company, from 1977 to 2001, where he was a member of the U.S. Executive and Operating Committees and a Securities and Exchange Commission, or SEC, corporate officer.  During his Roche tenure, he held a series of key executive positions in marketing, sales, business operations, supply chain and human resource management.  In addition, he was assigned to various executive committee roles in the areas of marketing, project management, and globalization of Roche Holdings.  Mr. Rubino also held senior executive positions at PDI, Inc., a sales and marketing support company, and Cardinal Health, a company focused on improving the cost-effectiveness of health care, from 2001 to 2005. He received Bachelor of Arts degree in economics from Rutgers University with a minor in biology/chemistry and also completed post-graduate educational programs at the University of Lausanne and Harvard Business School.  Additionally, he serves on the Board of Rutgers University School of Business and the Lerner Center for Pharmaceutical Studies.  The Board of Directors believes Mr. Rubino’s qualifications to sit on our Board of Directors include his leadership roles in the life sciences industry in a wide range of positions, including positions focused on sales and marketing and SEC matters.

Nelson M. Sims, a Director since February 2006 and was Chairman of the Board from 2007 through 2009.  He served as the President and Chief Executive Officer (from 2003 through 2005) of Novavax, Inc., an international health and life science company.  From 1973 through 2001, Mr. Sims served in various executive positions in sales, marketing, business development, and general management of Eli Lilly and Company, a pharmaceutical company, including Executive Director of Alliance Management, Vice President, Sales and Marketing of Hybritech, Inc. (which was acquired by Eli Lilly) and President of Eli Lilly Canada.  Mr. Sims received a Bachelor of Science degree in Pharmacy from Southwestern Oklahoma State University, and completed the Tuck Executive Program at the Amos Tuck School of Business at Dartmouth College.  In addition to serving as a board member of companies where he also led the executive management team, Mr. Sims has other significant board experience serving both public and private companies, including MDS, Inc., ATS Automation Tooling Systems, Inc. and Novavax, Inc. Currently, in addition to Aastrom, Mr. Sims sits on the board of Tosca, Inc.  The Board of Directors believes Mr. Sims’s qualifications to sit on our Board of Directors include his significant contributions at global life sciences companies.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a plurality of the total shares of common stock represented in person or by proxy and entitled to vote is required for the election of each of the nominees. It is the intention of the persons named as proxies to vote such proxy FOR the election of all nominees, unless otherwise directed by the shareholder.  The Board of Directors knows of no reason why any of the nominees would be unable or unwilling to serve, but if any nominee should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the Board of Directors may recommend in the place of such nominee.

Shares present or represented and not so marked as to withhold authority to vote for a particular nominee will be voted in favor of a particular nominee and will be counted toward such nominee’s achievement of a plurality.  Shares present at the meeting or represented by proxy where the shareholder properly withholds authority to vote for such nominee in accordance with the proxy instructions and “broker non-votes” will not be counted toward such nominee’s achievement of plurality.

The Board of Directors recommends that shareholders vote FOR the election of each nominee named in the above table.

Board Meetings and Committees

During the fiscal year ended December 31, 2012, the Board of Directors held 15 meetings and acted by written consent once.  Each director serving on the Board of Directors in such fiscal year attended at least 75% of such meetings of the Board of Directors and the Committees on which he served.

Audit Committee

Under the terms of its current Charter, the Audit Committee’s responsibilities include reviewing with Aastrom’s independent accountants and management the annual financial statements and independent accountants’ opinion, reviewing the scope and results of the examination of Aastrom’s financial statements by the independent accountants, reviewing all professional services performed and related fees by the independent accountants, approving the retention of the independent accountants and periodically reviewing Aastrom’s accounting policies and internal accounting and financial controls. The Audit Committee may delegate duties or responsibilities to subcommittees or to one member of the Audit Committee.  Mr. Sims (Chair), Mr. Rubino and Dr. Cresswell were members of the Audit Committee during the fiscal year ended December 31, 2012.  During the fiscal year ended December 31, 2012, the Audit Committee held 5 meetings.  All members of our Audit Committee are independent (as independence is defined in Rule 5605(a)(2) and as required under Rule 5605(c)(2) of the NASDAQ listing standards).  Since September 2009, Mr. Sims has been designated as an audit committee financial expert as defined in the rules of the SEC.  The Audit Committee acts pursuant to a written charter, a current copy of which is available on the Investor Relations page at our website, www.aastrom.com, and by following the Corporate Governance link.  For additional information concerning the Audit Committee, see “Report of the Audit Committee of the Board of Directors.”

Compensation Committee

Under the terms of its current Charter, the Compensation Committee’s responsibilities include determining and approving salary and bonus levels and stock option or restricted stock grants with respect to executive officers, and determining and approving stock option or restricted stock grants with respect to all employees.  In carrying out these responsibilities, the Compensation Committee reviews all components of executive officer compensation for consistency with the Compensation Committee’s compensation philosophy and strategy.  The Compensation Committee may delegate duties or responsibilities to subcommittees or to one member of the Compensation Committee.  Mr. Rubino (Chair), and Dr. Zerbe were members of the Compensation Committee during the fiscal year ended December 31, 2012.  Harold C. Urschel was a member of the Compensation Committee until the fourth quarter of 2012.  During the fiscal year ended December 31, 2012, the Compensation Committee held 5 meetings.  All members of our Compensation Committee are independent (as independence is defined in Rule 5605(a)(2) of the NASDAQ listing standards).  The Compensation Committee acts pursuant to a written charter, a current copy of which is available on the Investor Relations page at our website, www.aastrom.com, and by following the Corporate Governance link.

Governance and Nominating Committee

Under the terms of its current Charter, the Governance and Nominating Committee (the “Governance Committee”) responsibilities include assisting Aastrom’s Board of Directors in fulfilling its responsibilities by reviewing and reporting to the Board of Directors on (i) corporate governance compliance mechanisms, (ii) corporate governance roles amongst management and directors, and (iii) Board of Directors process enhancement.  The Governance Committee may delegate duties or responsibilities to subcommittees or to one member of the Governance Committee.  The Governance Committee also considers qualified candidates for appointment and nomination for election to the Board of Directors and makes recommendations concerning such candidates.  Consistent with this function, the Governance Committee encourages continuous improvement of, and fosters adherence to, our corporate governance policies, procedures and practices at all levels.  Dr. Zerbe (Chair) and Mr. Sims were members of the Governance Committee for all of the fiscal year ended December 31, 2012.  Harold C. Urschel was a member of the Governance Committee until the fourth quarter of 2012.  During the fiscal year ended December 31, 2012, the Governance Committee held 4 meetings.  All members of the Governance Committee are independent (as independence is defined in Rule 5605(a)(2) of the NASDAQ listing standards).  The Governance Committee acts pursuant to a written charter, a current copy of which is available on the Investor Relations page at our website, www.aastrom.com, and by following the Corporate Governance link.

Director Nominations

The Governance Committee evaluates and recommends to the Board of Directors the nominees for each election of directors.  In fulfilling its responsibilities, the Governance Committee considers the following factors, among others:

• the appropriate size of our Board of Directors and its committees;

• the needs of Aastrom with respect to the particular talents and experience of its directors;

• the nominee’s interest in becoming an effective, collaborative Board of Directors member, and the nominee’s ability to work in a collegial style with other Board of Directors members;

• the knowledge, skills and experience of nominees, including experience in the life sciences industry, medical products, medical research, medicine, business, finance, administration or public service;

• experience with accounting rules and practices;

• experience with regulatory and SEC requirements applicable to public companies;

• experience with regulatory requirements applicable to our industry;

• appreciation of the relationship of our business to the changing needs of society; and

• balance between the benefit of continuity and the desire for a fresh perspective provided by new members.

The Governance Committee’s goal is to assemble a Board of Directors that brings to Aastrom a variety of perspectives and skills derived from high quality business and professional experience.  In doing so, the Governance Committee also considers candidates with appropriate non-business backgrounds.

Neither the Governance Committee nor the Board of Directors has a specific policy with regard to the consideration of diversity in identifying director nominees.  However, both may consider the diversity of background and experience of a director nominee in the context of the overall composition of the Board of Directors at that time, such as diversity of knowledge, skills, experience, geographic location, age, gender, and ethnicity.  In general, the Governance Committee seeks director nominees with the talents and backgrounds that provide the Board of Directors with an appropriate mix of knowledge, skills and experience for the needs of Aastrom’s business.  The Governance Committee and the Board of Directors discuss the composition of directors on the Board of Directors, including diversity of background and experience, as part of the annual Board of Directors evaluation process.

Other than the criteria listed above, there are no stated minimum criteria for director nominees.  The Governance Committee does, however, recognize that under applicable regulatory requirements at least one member of the Board of Directors must meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that at least a majority of the members of the Board of Directors must meet the definition of “independent director” under the NASDAQ listing standards or the listing standards of any other applicable self regulatory organization.  The Governance Committee also believes it appropriate for at least one member of Aastrom’s management to participate as a member of the Board of Directors.

The Governance Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service.  Current members of the Board of Directors with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining a new perspective.  If any member of the Board of Directors up for re-election at an upcoming annual meeting of shareholders does not wish to continue in service, the Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above.  Current members of the Governance Committee and Board of Directors will be polled for suggestions as to individuals meeting the criteria of the Governance Committee.  Research may also be performed to identify qualified individuals.  If the Governance Committee believes that the Board of Directors requires additional candidates for nomination, the Governance Committee may explore alternative sources for identifying additional candidates.  This may include engaging, as appropriate, a third-party search firm to assist in identifying qualified candidates.

The Governance Committee will evaluate any recommendation for director nominee proposed by a shareholder who (i) has continuously held at least 1% of the outstanding shares of our common stock entitled to vote at the annual meeting of shareholders for at least one year by the date the shareholder makes the recommendation and (ii) undertakes to continue to hold the common stock through the date of the meeting.  In order to be evaluated in connection with Aastrom’s established procedures for evaluating potential director nominees, any recommendation for director nominee submitted by a qualifying shareholder must be received by Aastrom no later than 120 days prior to the anniversary of the date proxy statements were made available to shareholders in connection with the prior year’s Annual Meeting of Shareholders.  Any shareholder recommendation for director nominee must be submitted to the Corporate Secretary, in writing at 24 Frank Lloyd Wright Drive, Lobby K, Ann Arbor, Michigan 48105 and must contain the following information:

•                     a statement by the shareholder that he/she is the holder of at least 1% of our common stock and that the stock has been held for at least a year prior to the date of the submission and that the shareholder will continue to hold the shares through the date of the Annual Meeting of Shareholders;

•                     the candidate’s name, age, contact information and current principal occupation or employment;

•                     a description of the candidate’s qualifications and business experience during, at a minimum, the last five years, including the candidate’s principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed; and

•                     the candidate’s resume.

The Governance Committee will evaluate recommendations for director nominees submitted by directors, management or qualifying shareholders in the same manner, using the criteria stated above.

All directors and director nominees will submit a completed form of directors’ and officers’ questionnaire as part of the nominating process.  The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Governance Committee.

Board of Directors Leadership Structure

The Board of Directors’ general policy is that the position of Chairman of the Board of Directors may be held by the CEO, but that if those positions are held by the same individual or if the Chairman is otherwise not independent, the Board of Directors shall appoint an independent Lead Director.  The CEO shall preside at all meetings of the shareholders and, unless a Chairman has been elected, at all meetings of the Board of Directors at which he is present.  If a Chairman has been elected, he shall preside at all Board of Directors meetings at which he is present and, if independent, at all executive sessions of the independent directors, and shall perform such other powers and duties as may be assigned to him by the Board of Directors.  If the Chairman is not independent and a Lead Director is appointed, he shall preside at executive sessions of the independent directors and will bear such further responsibilities as the full Board of Directors may designate from time to time.  Currently, the position of Chairman of the Board of Directors is held by Dr. Zerbe.

The independent members of the Board of Directors have periodically reviewed this leadership structure and believe it is appropriate for Aastrom at the current time.  The CEO is responsible for setting the strategic direction for Aastrom and the day-to-day leadership and performance of Aastrom, while the Chairman of the Board of Directors provides guidance to the CEO and sets the agenda for Board of Directors meetings and presides over meetings of the full Board of Directors.  The CEO and Chairman of the Board of Directors provide leadership to the Board of Directors and work with the Board of Directors to define its structure and activities in the fulfillment of its responsibilities.  The Chairman of the Board of Directors presides over executive sessions and ensures that no conflict of interest arises between management and the functions of the Board of Directors and facilitates communication among the directors.  The Chairman of the Board of Directors and the CEO work together to provide an appropriate information flow to the Board of Directors and the Chairman of the Board of Directors works with other Board of Directors members to provide strong, independent oversight of Aastrom’s management and affairs.  Thus, the Board of Directors believes that the current structure balances the needs for the CEO to run Aastrom on a day-to-day basis with the benefit provided to Aastrom by significant involvement and leadership of an independent Chairman of the Board of Directors.

Shareholder Communications with Directors

The Board of Directors has adopted a Shareholder Communications with Directors Policy.  The Shareholder Communications with Directors Policy is available on the Investor Relations page at our website, www.aastrom.com, and by following the Corporate Governance link.

Director Attendance at Annual Meetings

The Board of Directors has adopted a Director Attendance at Annual Meetings Policy.  This policy is available on the Investor Relations page at our website, www.aastrom.com, and by following the Corporate Governance link.  All of the directors then in office attended the Annual Meeting of Shareholders held in May 2012.

Code of Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors as well as a separate Code of Ethics for Senior Financial Officers.  These Codes of Ethics are available on the Investor Relations page at our website, www.aastrom.com, and by following the Corporate Governance link.  We will also make information related to any amendments to, or waivers from these Codes of Ethics, available on the website.

Board of Directors Member Independence

The Board of Directors has determined that all of the members of the Board of Directors, other than Mr. Colangelo and Mr. Mayleben, are independent within the meaning of the director independence standards of NASDAQ and the SEC.  Mr. Colangelo is not considered independent because of his current employment by Aastrom and Mr. Mayleben is not considered independent because of his former role as the President, Chief Executive Officer and Chief Financial Officer of Aastrom until December 2012.

Risk Oversight

Assessing and managing risk is the responsibility of Aastrom’s management.  The Board of Directors oversees and reviews certain aspects of our risk management efforts.  The Board of Directors is involved in risk oversight through direct decision-making authority with respect to significant matters and the oversight of management by the Board of Directors and its committees.  Among other areas, the Board of Directors is directly involved in overseeing risks related to Aastrom’s overall strategy, including clinical and product development strategies, financing strategies, business continuity, crisis preparedness and corporate reputational risks.

The committees of the Board of Directors execute their oversight responsibility for risk management as follows:

•                  The Audit Committee has responsibility for overseeing Aastrom’s internal financial and accounting controls, work performed by Aastrom’s independent registered public accounting firm and internal audit function.  As part of its oversight function, the Audit Committee regularly discusses with management and our independent registered public accounting firm our major financial and controls-related risk exposures and steps that management has taken to monitor and control such exposures.  In addition, Aastrom, under the supervision of the Audit Committee, has established procedures available to all employees for the anonymous and confidential submission of complaints relating to any matter to encourage employees to report questionable activities directly to Aastrom’s senior management and the Audit Committee.  The Audit Committee also reviews transactions between Aastrom and its officers, directors, affiliates of officers and directors or other related parties for conflicts of interest.

•                  The Compensation Committee is responsible for overseeing risks related to Aastrom’s cash and equity-based compensation programs and practices and ensuring that executive and employee compensation plans are appropriately structured so as not to incent excessive risk taking and are not reasonably likely to have a material adverse effect on Aastrom.

•                  The Governance Committee is responsible for overseeing risks related to the composition and structure of the Board of Directors and its committees and our corporate governance and works to ensure that our corporate governance does not encourage or promote excessive risk taking on the part of the Board of Directors or by employees of Aastrom.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Overview

The Audit Committee has selected PricewaterhouseCoopers LLP as Aastrom’s independent registered public accounting firm to audit the consolidated financial statements of Aastrom for the fiscal year ending December 31, 2013.  PricewaterhouseCoopers LLP has acted in such capacity since its appointment in fiscal year 1997.

Shareholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise.  However, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the shareholders for ratification as a matter of good corporate practice.  If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm.  Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accountant at any time during the year if they determine that such a change would be in the best interests of Aastrom and its shareholders.

As part of its duties, the Audit Committee considered the provision of services, other than audit services, during the fiscal year ended December 31, 2012 by PricewaterhouseCoopers LLP, our independent registered public accounting firm for that period, to ensure they maintain their independence.  The following table sets forth the aggregate fees accrued by Aastrom for the fiscal years ended December 31, 2011 and 2012, respectively, by PricewaterhouseCoopers LLP:

	Fiscal Year		Fiscal Year
	Ended		Ended
	December 31,		December 31,
	2011		2012

Audit Fees	$379,350	(1)	$365,110	(1)
Audit Related Fees	—		—
Tax Fees	—		—
All Other Fees	1,800	(2)	1,800	(2)

Total	$381,150		$366,910

(1)         The Audit Fees for the years ended December 31, 2011 and 2012, respectively, were for professional services rendered for the audits and reviews of the consolidated financial statements of Aastrom, professional services rendered for issuance of consents, comfort letters and assistance with review of documents filed with the SEC.

(2)         Annual license fee for technical accounting research software.

The Audit Committee approves in advance the engagement and fees of the independent registered public accounting firm for all audit services and non-audit services, based upon independence, qualifications and, if applicable, performance.  The Audit Committee may form and delegate to subcommittees of one or more members of the Audit Committee the authority to grant pre-approvals for audit and permitted non-audit services, up to specific amounts.  All audit services provided by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2011 and 2012, respectively, were pre-approved by the Audit Committee.

Representatives of PricewaterhouseCoopers LLP attended all of the meetings of the Audit Committee during each of the fiscal years ended December 31, 2011 and 2012, respectively.  We expect that a representative of PricewaterhouseCoopers LLP will attend the Annual Meeting, and the representative will have an opportunity to make a statement if he or she so desires.  The representative will also be available to respond to appropriate questions from shareholders.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the votes cast on the proposal on the ratification of this appointment, at the Annual Meeting of Shareholders at which a quorum representing a majority of all outstanding shares of common stock of Aastrom is present, either in person or by proxy, is required for ratification of this proposal.  If you abstain from voting on this Proposal, it has no effect on the voting of the proposal.  If you submit your proxy without indicating your voting instructions, your shares will be voted “FOR” this proposal.  Brokers, bankers and other nominees have discretionary voting power on this routine matter and, accordingly, “broker non-votes” will have no effect on the ratification.

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Aastrom’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2013.

PROPOSAL 3

ADVISORY VOTE ON THE COMPENSATION

OF OUR NAMED EXECUTIVE OFFICERS

Overview

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, known as the Dodd-Frank Act, this proposal gives our shareholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of our named executive officers.  This is commonly known as, and is referred to herein as, a “say-on-pay” proposal or resolution.  Under Section 14A(a)(1) of the Exchange Act, generally, each public company must submit a say-on-pay proposal to its shareholders not less frequently than once every three years after the first date of submission.  This vote is not intended to address any specific item of compensation or the compensation of any particular officer, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices.

As discussed under Compensation Discussion and Analysis, we believe that our executive compensation programs emphasize sustainable growth through a pay-for-performance orientation and a commitment to both operational and organizational execution.  We believe that our compensation program for our named executive officers was instrumental in helping us achieve our strong strategic and financial performance.

Accordingly, we are asking our shareholders to vote “FOR” the following resolution at our Annual Meeting:

“RESOLVED, that the compensation paid to Aastrom’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

We are asking our shareholders to indicate their support for our named executive officers’ compensation as described in this proxy statement.  This vote is not limited to any specific item of compensation, but rather addresses the overall compensation of our named executive officers and our philosophy, policies and practices relating to their compensation as described in this proxy statement pursuant to Item 402 of Regulation S-K.

Vote Required and Board of Directors’ Recommendation

The say-on-pay resolution is advisory, and therefore will not have any binding legal effect on Aastrom or the Compensation Committee.  However, the Compensation Committee does value the opinions of our shareholders and intends to take the results of the vote on this proposal into account in its future decisions regarding the compensation of our named executive officers.  Abstentions and broker non-votes will have no effect on this Proposal 3.  If you sign and submit your proxy card without marking your voting instructions, your shares will be voted “FOR” Proposal 3.

We believe that our compensation program for our named executive officers is in the best interest of Aastrom and our shareholders.  Therefore, the Board of Directors unanimously recommends a vote FOR the approval of this resolution.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of January 31, 2013, or as otherwise set forth below, with respect to the beneficial ownership of Aastrom’s common stock by (i) all persons known by Aastrom to be the beneficial owners of more than 5% of the outstanding common stock of Aastrom; (ii) each director and director nominee of Aastrom, (iii) each executive officer of Aastrom named in the Summary Compensation Table, and (iv) all executive officers and directors of Aastrom as a group.

	Shares Owned(1)
Name and Address of		Percentage of
Beneficial Owner(2)	Number of Shares	Class(3)

Robert L. Zerbe (4)	185,199	*
Ronald M. Cresswell (5)	188,499	*
Alan L. Rubino (6)	188,112	*
Nelson M. Sims (7)	212,311	*
Tim M. Mayleben (8)	1,167,772	2.0%
Dominick C. Colangelo (9)	—	*
Daniel R. Orlando(10)	—	*
Ronnda L. Bartel (11)	346,073	*
Sharon M. Watling (12)	254,001	*
Brian D. Gibson (13)	118,437	*
Eastern Capital Limited (14)	13,557,769	23.8%
All officers and directors as a group (10 persons and 1 company)(15)	16,218,173	28.5%

*	Represents less than 1% of the outstanding shares of Aastrom’s common stock equivalents.

(1)

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. Except as indicated in the footnotes to this table, to the knowledge of Aastrom, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable. The number of shares owned and percentage ownership amounts include shares of restricted stock granted under Aastrom’s Amended and Restated 2004 Equity Incentive Plan (the “2004 Plan”) and the Aastrom 2009 Omnibus Incentive Plan (the “Incentive Plan”). Pursuant to the rules of the SEC, the number of shares of Aastrom’s common stock deemed outstanding includes shares issuable pursuant to options held by the respective person or group that are currently exercisable or may be exercised within 60 days of January 31, 2013.

(2)	The address for each beneficial owner is 24 Frank Lloyd Wright Drive, Lobby K, Ann Arbor, MI 48105, except Eastern Capital Limited which is P.O. Box 31300, Grand Cayman, KY1-1206 Cayman Islands.

(3)

Calculated on the basis of 44,664,079 shares of common stock plus 12,308 shares of Series B-2 preferred stock on an as converted basis for a total of 56,972,079 common stock equivalents outstanding as of January 31, 2013.

(4)	Includes 184,299 shares issuable upon exercise of options held by Dr. Zerbe that are exercisable within the 60-day period following January 31, 2013.

(5)	Includes 148,499 shares issuable upon exercise of options held by Dr. Cresswell that are exercisable within the 60-day period following January 31, 2013.

(6)	Includes 187,249 shares issuable upon exercise of options held by Mr. Rubino that are exercisable within the 60-day period following January 31, 2013.

(7)	Includes 182,936 shares issuable upon exercise of options held by Mr. Sims that are exercisable within the 60-day period following January 31, 2013.

(8)	Includes 1,034,472 shares issuable upon exercise of options held by Mr. Mayleben that are exercisable within the 60-day period following January 31, 2013.

(9)	Mr. Colangelo had not been granted any options as of January 31, 2013. Mr. Colangelo commenced his employment with Aastrom on March 4, 2013.

(10)	Mr. Orlando does not have any shares issuable upon exercise of options that are exercisable within the 60-day period following January 31, 2013.

(11)	Includes 346,073 shares issuable upon exercise of options held by Dr. Bartel are exercisable within the 60-day period following January 31, 2013.

(12)	Includes 254,001 shares issuable upon exercise of options held by Dr. Watling are exercisable within the 60-day period following January 31, 2013.

(13)	Includes 118,437 shares issuable upon exercise of options held by Mr. Gibson are exercisable within the 60-day period following January 31, 2013.

(14)

Includes the common share equivalent for 12,308 shares of Series B-2 preferred stock that are convertible into 1,000 common shares for each share of Series B-2 preferred stock and vote on an as converted basis.

(15)	Includes 2,455,966 shares issuable upon exercise of options that are exercisable within the 60-day period following January 31, 2013.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

The Compensation Committee of our Board of Directors, which is comprised solely of independent directors as defined by NASDAQ, outside directors as defined by Section 162(m) of the Internal Revenue Code and non-employee directors as defined by Rule 16b-3 under the Exchange Act, has been delegated the authority and responsibility to review and determine or, in their discretion, recommend to our Board of Directors for determination, the compensation packages of our executive officers.  Our named executive officers for fiscal 2012 are those five individuals listed in the “2012 Summary Compensation Table” below.  Other information concerning the structure, roles and responsibilities of our Compensation Committee is set forth in “Board Meetings and Committees—Compensation Committee” section of this Proxy Statement.

A discussion of the policies and decisions that shape our executive compensation program, including the specific objectives and elements, is set forth below.

Executive Compensation Objectives and Philosophy

The objective of our executive compensation program is to attract, retain and motivate talented executives who are critical for the continued growth and success of Aastrom and to align the interests of these executives with those of our shareholders.  To this end, our compensation programs for executive officers are designed to achieve the following objectives:

•                  attract and retain talented and experienced executives;

•                  motivate, reward and retain executives whose knowledge, skills and performance are critical to our success;

•                  ensure fairness among the executive management team by recognizing the contributions each executive makes to our success;

•                  focus executive behavior on achievement of our corporate objectives and strategy;

•                  build a culture of “pay for performance”; and

•                  align the interests of management and shareholders by providing management with longer-term incentives through equity ownership.

The Compensation Committee reviews the allocation of compensation components regularly to help ensure alignment with strategic and operating goals, competitive market practices and legislative changes.  The Compensation Committee does not apply a specific formula to determine the allocation between cash and non-cash forms of compensation.  Certain compensation components, such as base salaries, benefits and perquisites, are intended primarily to attract and retain qualified executives.  Other compensation elements, such as annual and long-term incentive opportunities, are designed to motivate and reward performance.  The annual incentive motivates named executive officers to achieve specific operating objectives for the fiscal year.  Long-term incentives are intended to reward Aastrom’s long-term performance and achievement of specific financial goals and to strongly align named executive officers’ interests with those of shareholders.

Elements of Executive Officer Compensation

Our executive officer compensation program is comprised of: (i) base annual salary; (ii) annual incentive compensation, which is based on overall company performance and the achievement of individual goals; and (iii) long-term equity incentive compensation in the form of periodic stock option grants, with the objective of aligning the executive officers’ long-term interests with those of the shareholders.

In establishing overall executive compensation levels and making specific compensation decisions for the executives in 2012, the Compensation Committee considered a number of criteria, including the executive’s position, any applicable employment agreement, prior compensation levels, scope of responsibilities, prior and current period performance, attainment of individual and overall company performance objectives, external market data and retention concerns.  In addition, the Compensation Committee considered the results of the advisory vote by shareholders on the “say-on-pay” proposal presented to stockholders at Aastrom’s 2012 annual meeting of shareholders.  There was support at the 2012 annual meeting for the compensation program offered to Aastrom’s named executive officers with more than 85% of votes cast in favor.  Accordingly, the Committee made no direct changes to Aastrom’s executive compensation program as a result of the say-on-pay vote.  At the 2012 annual meeting, the shareholders of Aastrom also voted in favor of an annual say-on-pay vote and Aastrom has elected to follow such advisory vote.

The Compensation Committee performs a review of compensation for our executive officers annually.  As part of this review, the Compensation Committee takes into consideration their understanding of external market data, including compensation practices of comparable companies (based on size and stage of development), and independent third party market data, including the Radford Global Life Sciences Survey.  At least every three years, the Compensation Committee engages an independent consultant to perform an analysis of the current compensation program.  In 2012, the Compensation Committee engaged Frederic W. Cook & Co., Inc. to perform an independent review of the direct compensation program for our executive officers.  The consultant reports directly to the Compensation Committee.  Other than the work it performs for the Compensation Committee and the Board, Frederic W. Cook & Co., Inc. does not provide any consulting services to Aastrom Biosciences, Inc. or its executive officers.  The review indicated that the CEO was in the median for base salary, 75th percentile for total cash compensation (base salary plus non-equity incentive compensation) and 75th percentile for long-term equity incentive compensation.  The other executive officers were below the 25th percentile for base salary, in the 25th to 50th percentile range for total cash compensation and near the median for equity compensation.  The Compensation Committee determined that 2013 cash and equity compensation would remain flat with 2012 levels.  We may also change the base salary of an executive officer at other times due to market conditions or if a change in the scope of the officer’s responsibilities justifies such consideration.  We believe that a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and experienced executives.

Generally, our Compensation Committee reviews and, as appropriate, approves compensation arrangements for executive officers in the first quarter of each year subject to the terms of existing employment agreements with our named executive officers, as discussed below, and timing of the hiring of new executives.  Other than with respect to the compensation of our Chief Executive Officer, our Compensation Committee also takes into consideration the recommendations for executive compensation made by our Chief Executive Officer, which recommendations are generally presented at the time of our Compensation Committee’s review of executive compensation arrangements.

In considering compensation of executives, one of the factors the Compensation Committee takes into account is the anticipated tax treatment of various components of compensation.  We do not believe Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which generally disallows a tax deduction for certain compensation in excess of $1 million to any of our named executive officers, will have a material effect on us.  Certain performance-based compensation approved by shareholders is not subject to this deduction limit.  Our Compensation Committee’s strategy in this regard is to be cost and tax efficient.  Therefore, the Compensation Committee intends to preserve corporate tax deductions, while maintaining the flexibility in the future to approve arrangements that it deems to be in our best interests and the best interests of our shareholders, even if such arrangements do not always qualify for full tax deductibility.

Base Salary

The Compensation Committee performs a review of base salaries for our executive officers annually.  We believe that a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and experienced executives.  We also believe that attractive base salaries can motivate and reward executives for their overall performance.  Base salaries are established in part based on the individual experience, skills and expected contributions of our executives and our executives’ performance during the prior year.  Dr. Bartel’s salary was adjusted in 2012 to $260,000.  The adjustment was due to increased responsibilities within the organization.  Mr. Orlando’s starting base salary is $285,000.  Dr. Watling and Mr. Gibson’s salaries remained unchanged as we believe they are consistent with our compensation philosophy.  On March 4, 2013, Mr. Colangelo was named the President and CEO of Aastrom.  His base salary of $430,000 was determined through the review of the third party market data and consideration of the compensation review results that were provided by Frederic W. Cook & Co.  The base salary is consistent with these benchmarks and with our compensation philosophy.

Annual Non-Equity Incentive Compensation

We are a clinical development stage company and our development programs are based on novel technologies.  Given the nature of our business, the determination of annual incentives for our executives is generally tied towards promoting our development programs.  Each executive officer has a target cash incentive amount that is based on a percentage of his or her base salary.  The amount of the cash incentives awarded by the Compensation Committee each year is tied to the achievement of performance and corporate goals set by the Board of Directors or the Compensation Committee, which are designed to capture the important operational and financial aspects of the organization.  The key 2012 corporate objectives were: (1) Successfully execute the Phase 3 REVIVE CLI clinical trial, (2) Successfully initiate and execute the Phase 2b ixCELL-DCM trial, (3) simplify our capital structure, (4) advance capital raising efforts to fund our clinical programs,  and (5) advance corporate partnering discussions.

The target incentive bonus percentages for 2012, as a percentage of base salary, were as follows: Mr. Mayleben, 45%, Mr. Orlando, 40%; Dr. Bartel, 35%, Dr. Watling, 35%, and Mr. Gibson, 30%.  If we achieve corporate performance goals in excess of target levels, or if the professional effectiveness of a specific executive officer helped us achieve specific corporate objectives or otherwise contributed to our overall success, the incentives paid to our executive officers can exceed the target amounts, with the amount treated as a bonus.  We have determined that no incentive bonus will be paid to employees for 2012.

Long-term Equity Incentive Compensation

Long-term incentive compensation allows the executive officers to share in any appreciation in the value of our common stock.  The Compensation Committee believes that stock option participation aligns executive officers’ interests with those of the shareholders.  The amounts of the awards are designed to reward past performance and create incentives to meet long-term objectives.  Awards are made at a level calculated to be competitive within the biotechnology industry, as well as a broader group of companies of comparable size and complexity.  In determining the amount of each grant, the Compensation Committee takes into account the number of shares held by the executive prior to the grant.

Stock option awards provide our executive officers with the right to purchase shares of our common stock at a fixed exercise price, subject to continued employment with our company.  Stock options are earned on the basis of continued service to us and generally vest over four years.  All grants need to be approved by our Board of Directors or Compensation Committee.  All stock options will be awarded at fair market value and based on our closing market price on the grant date.

Other Compensation

Generally, benefits available to executive officers are available to all employees on similar terms and include health and welfare benefits, paid time-off, life and disability insurance and a 401(k) plan.

We provide the benefits above to attract and retain our executive officers by offering compensation that is competitive with other companies similar in size and stage of development.  These benefits represent a relatively small portion of their total compensation.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee Members:

Alan L. Rubino, Chairman
Robert L. Zerbe, M.D.

This report shall not constitute “soliciting material,” shall not be deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference into any of our other filings under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this report by reference therein.

Summary Compensation Table

The following table summarizes all compensation awarded to, earned by or paid to Tim M. Mayleben, our chief executive officer until December 14, 2012, Daniel R. Orlando, our chief commercial officer (served as interim president and chief executive officer until March 4, 2013), Ronnda L. Bartel, our chief scientific officer, Sharon M. Watling, our vice president of clinical development and Brian D. Gibson, our vice president of finance, chief accounting officer and treasurer, (the “named executive officers”) during the six-month period ended December 31, 2010 and the 12-month fiscal years ended December 31, 2011 and 2012, respectively.

2012 SUMMARY COMPENSATION TABLE

						Option	Non-Equity Incentive		All Other
Name and Principal		Salary		Bonus		Awards	Plan		Compensation		Total
Position	Year*	($)		($)		($)(1)	Compensation($)(2)		($)(3)		($)
Tim M. Mayleben,	Dec. 2012	$407,292	(4)	$—		$875,214	$—		$44,385	(7)	$1,326,891
Former President and CEO	Dec. 2011	$425,000		$23,750	(5)	$1,055,130	$191,250		$11,356	(7)	$1,706,486
	Dec. 2010	$212,500		$4,375		$374,537	$95,625	(6)	$11,979	(7)	$699,016
Daniel R. Orlando,	Dec. 2012	$99,948	(8)	$—		$485,466	$—		$443		$585,857
Interim President and CEO	Dec. 2011	$—		$—		$—	$—		$—		$—
	Dec. 2010	$—		$—		$—	$—		$—		$—
Ronnda L. Bartel,	Dec. 2012	$253,079		$—		$209,174	$—		$9,619		$471,872
Chief Scientific Officer	Dec. 2011	$243,389		$14,814	(9)	$235,939	$85,186		$7,145		$586,473
	Dec. 2010	$121,695	(10)	$40,000	(9)	$122,317	$—		$4,186		$288,198
Sharon M. Watling,	Dec. 2012	$245,000		$—		$199,062	$—		$10,429	(12)	$454,491
Vice President Clinical	Dec. 2011	$210,625	(11)	$—		$333,179	$70,000		$9,714	(12)	$623,518
Development	Dec. 2010	$—		$—		$—	$—		$—		$—
Brian D. Gibson,	Dec. 2012	$165,000		$—		$319,367	$—		$21,145	(13)	$505,512
Vice President of Finance, Chief
Accounting Officer and	Dec. 2011	$123,333	(14)	$—		$105,532	$40,000		$6,468	(13)	$275,333
Treasurer	Dec. 2010	$—		$—		$—	$—		$—		$—

*	December 2010 information is for the six-month period ended December 31, 2010. December 2011 and 2012 information is for the 12-month fiscal year.

(1)

Amount reflects the grant date fair value of the named executive officer’s stock options, calculated in accordance with FASB ASC Topic 718.  For purposes of this calculation, we have disregarded forfeiture assumptions.  For a discussion of the assumptions used in calculating these values, see Note 3 to our consolidated financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC on March 18, 2013.

(2)

The Compensation Committee of the Board has determined that no payments will be made under the non-equity incentive plan for 2012. Amount reflected in this column were awarded pursuant to Mr. Mayleben’s employment agreement, as applicable, as described in more detail below (see “Employment Contracts, including Termination of Employment and Change of Control Arrangements”).

(3)

The all other compensation column includes Aastrom contributions to 401(k) Supplemental Retirement Plans (401(k) Plan), as detailed in footnotes 7, 12, and 13.  None of the named executive officers received perquisites having an aggregate value of $10,000 or more in the fiscal years ended December 31, 2012 and 2011 or in the six-month period ended December 31, 2010, as applicable.  All other compensation also includes the portion of medical, dental, vision and long term disability premiums paid by Aastrom on behalf of the named executive officers.  These benefits are offered to all full-time Aastrom employees.

(4)	Mr. Mayleben resigned as our President and Chief Executive Officer effective as of December 14, 2012. This amount represents the salary earned by Mr. Mayleben prior to his resignation.

(5)	Represents cash performance bonus awarded to Mr. Mayleben on May 14, 2012 based on the achievement of goals for Aastrom set by the Compensation Committee of the Board of Directors.

(6)

Due to the change in fiscal year end from June 30 to December 31, Mr. Mayleben was awarded a pro-rated bonus for the period from July 1, 2010 through December 31, 2010.  The incentive amount awarded to Mr. Mayleben for the six-months ended December 31, 2010 was calculated on a six-month pro-rated basis.

(7)

These amounts include Aastrom contributions made to Mr. Mayleben’s 401(k) Plan of $9,531, $9,494 and $10,625 in the fiscal years ended December 31, 2012 and 2011 and in the six-month period ended December 31, 2010, respectively.  The amount in 2012 includes a vacation payout to Mr. Mayleben of $32,693.

(8)

Effective December 14, 2012, Mr. Orlando was appointed Aastrom’s interim President and Chief Executive Officer.  This amount represents the salary earned by Mr. Orlando during fiscal 2012 after his employment commenced in August 2012.

(9)

Represents the cash performance bonus awarded to Dr. Bartel on May 2, 2012 and January 18, 2011 based on the achievement of goals for Aastrom and Dr. Bartel set by the Compensation Committee of the Board of Directors.

(10)

Effective May 2010, Dr. Bartel was promoted from Vice President of Technical Operations to Chief Scientific Officer, and in August of 2010, as a result of increased responsibility and new policy-making functions, our Board of Directors determined that Dr. Bartel was an executive officer of Aastrom.  This amount represents the salary earned by Dr. Bartel during the six-month period ended December 31, 2010.  Dr. Bartel does not participate in the 401(k) Plan.

(11)	Effective March 22, 2011, Dr. Watling was made an executive officer of Aastrom. This amount represents the salary earned by Dr. Watling during the fiscal year ended December 31, 2011.

(12)	These amounts include Aastrom contributions made to Dr. Watling’s 401(k) Plan of $8,575 and $8,084 in the fiscal years ended December 31, 2012 and 2011, respectively.

(13)	These amounts include Aastrom contributions made to Mr. Gibson’s 401(k) Plan of $5,775 and $4,748 in the fiscal years ended December 31, 2012 and 2011, respectively.

(14)

Effective October 13, 2011, Mr. Gibson was promoted from Controller to Vice President of Finance, Chief Accounting Officer and Treasurer and executive officer of Aastrom.  This amount represents the salary earned by Mr. Gibson during the fiscal year ended December 31, 2011.

Grants of Plan-Based Awards

The following table sets forth information concerning non-equity incentive plan awards and individual grants of stock options and restricted stock made during the fiscal year ended December 31, 2012 to each of the named executive officers.

								All
								Other
								Stock
								Awards:	All Other
								Number	Option		Grant
								of	Awards:		Date
		Estimated Future			Estimated Future			Shares	Number of	Exercise or	Fair
		Payouts Under Non-Equity			Payouts Under Equity			of	Securities	Base Price	Value of
		Incentive Plan Awards			Incentive Plan Awards			Stock or	Underlying	of Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)(1)	($)(2)	($) (2)	(#)	(#)	(#)	(#)	(#)	($/Sh) (3)	($) (4)
Tim M. Mayleben		—	191,250	191,250	—	—	—	—	—	—	—
	05/03/2012	—	—	—	—	—	—	—	520,000	2.49	851,646
	06/25/2012	—	—	—	—	—	—	—	481,164	2.26	23,568	(5)
	08/29/2012	—	—	—	—	—	—	—	283,000	1.67	—	(6)
Daniel R. Orlando		—	114,000	114,000	—	—	—	—	—	—	—
	10/23/2012	—	—	—	—	—	—	—	500,000	1.47	485,466
Ronnda L. Bartel		—	91,000	91,000	—	—	—	—	—	—	—
	05/03/2012	—	—	—	—	—	—	—	124,500	2.49	203,904
	06/25/2012	—	—	—	—	—	—	—	107,594	2.26	5,270	(5)
Sharon M. Watling		—	85,750	85,750	—	—	—	—	—	—	—
	05/03/2012	—	—	—	—	—	—	—	117,000	2.49	191,620
	06/25/2012	—	—	—	—	—	—	—	151,937	2.26	7,442	(5)
Brian D. Gibson		—	49,500	49,50 0	—	—	—	—	—	—	—
	05/03/2012	—	—	—	—	—	—	—	195,000	2.49	319,367

(1)	Represents the amount to which such executive would be entitled if Aastrom did not achieve its annual performance targets.

(2)	Represents the amount to which such executive would be entitled if Aastrom achieves 100% of its annual performance targets.

(3)	Represents the closing price of Aastrom Biosciences, Inc. on the NASDAQ Capital Market on the date of grant.

(4)	Represents the total ASC 718 fair value of the option awards.

(5)

On June 25, 2012, the unvested shares of an option granted on March 21, 2011 were cancelled.  In exchange, Mr. Mayleben, Dr. Bartel and Dr. Watling received a replacement option, granted on June 25, 2012, which vests in eleven equal quarterly installments.  The fair value of the modified award represents the total ASC 718 incremental fair value of the option awards.

(6)

On August 29, 2012, the unvested shares of an option granted on September 22, 2010 were cancelled.  In exchange, Mr. Mayleben received a replacement option, granted on August 29, 2012, which vests in nine equal quarterly installments.  The fair value of the modified award represents the total ASC 718 incremental fair value of the option awards.

Outstanding Equity Awards at Fiscal Year End

The table below reflects all outstanding equity awards made to each of the named executive officers that were outstanding at December 31, 2012.  We currently grant stock-based awards pursuant to our Incentive Plan and have outstanding awards under our 2004 Plan.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2012

	Option Awards
			Number of	Number of
			Securities	Securities
			Underlying	Underlying
			Unexercised	Unexercised	Option	Option
			Options (#)	Options (#)	Exercise	Expiration
Name	Grant Date(1)		Exercisable(1)	Unexercisable(1)	Price ($)	Date

Tim M. Mayleben	8/29/2012	(5)	47,166	15,722	$1.67	5/31/2013
	6/25/2012	(5)	65,613	21,871	$2.26	5/31/2013
	5/3/2012	(5)	65,000	32,500	$2.49	5/31/2013
	3/21/2011	(2)	218,711	—	$2.26	5/31/2013
	9/22/2010	(2)	78,000	—	$1.49	5/31/2013
	3/11/2010	(5)	161,218	7,328	$1.52	5/31/2013
	12/14/2009	(5)	281,250	11,718	$2.40	5/31/2013
	12/8/2008		18,750	—	$2.96	5/31/2013
	10/17/2008		6,875	—	$2.32	5/31/2013
	11/7/2007		6,875	—	$7.60	5/31/2013
	11/2/2006		6,875	—	$12.24	5/31/2013
	11/1/2005		3,750	—	$17.84	5/31/2013
	6/20/2005		1,500	—	$23.60	5/31/2013
Daniel R. Orlando	10/23/2012		—	500,000	$1.47	10/23/2022
Ronnda L. Bartel	6/25/2012	(5)	19,562	88,032	$2.26	6/25/2022
	5/3/2012	(2)	15,562	108,938	$2.49	5/3/2022
	3/21/2011	(2)	48,906	—	$2.26	3/21/2021
	9/22/2010	(2)	72,563	56,437	$1.49	9/22/2020
	4/23/2010	(2)	56,250	33,750	$1.80	4/23/2020
	7/31/2009		25,391	5,859	$3.20	7/31/2019
	10/31/2008	(4)	31,250	—	$3.20	10/31/2018
	11/30/2007		3,350	—	$7.36	11/30/2017
	9/6/2007		8,787	—	$8.96	9/6/2017
	10/16/2006		31,250	—	$10.88	10/16/2016
Sharon M. Watling	6/25/2012	(5)	27,625	124,312	$2.26	6/25/2022
	5/3/2012	(2)	14,625	102,375	$2.49	5/3/2022
	3/21/2011	(2)	69,063	—	$2.26	3/21/2021
	9/22/2010	(2)	63,000	49,000	$1.49	9/22/2020
	4/23/2010	(2)	46,875	28,125	$1.80	4/23/2020
Brian D. Gibson	5/3/2012	(2)	24,375	170,625	$2.49	5/3/2022
	3/21/2011	(2)	30,625	39,375	$2.26	3/21/2021
	9/22/2010	(2)	2,813	2,187	$1.49	9/22/2020
	7/14/2010		39,375	30,625	$1.48	7/14/2020

(1)	Unless otherwise noted, options vest over a period of four years, with 25% vesting on the first anniversary of the date of grant and 6.25% vesting each quarter thereafter.

(2)	These options vest in equal quarterly installments over a four-year period beginning on the grant date.

(3)	These options vest in 48 equal monthly installments commencing on the grant date.

(4)	One third of these options vest on the first anniversary of the grant date. Thereafter, the remaining options vest in eight equal quarterly installments.

(5)

All options for Mr. Mayleben that were vested as of December 14, 2012 remained vested and are exercisable until May 31, 2013.  Fifty percent of all the unvested options continue to vest on a quarterly basis until the earlier of May 31, 2013 or the date Mr. Mayleben leaves the Board of Directors, at which point all vesting shall cease and no additional shares will vest.

Option Exercises and Stock Vested

There were no option awards exercised by any of our executive officers, nor did any stock awards vest, during 2012.

Employment Contracts, including Termination of Employment and Change of Control Arrangements

The following are summaries of the agreements with our named executive officers.

Mr. Mayleben’s Resignation Agreement

In connection with his resignation, Mr. Mayleben has entered into a Resignation Agreement with Aastrom, effective as of December 14, 2012, to provide for a management transition period from December 14, 2012 through May 31, 2013.  Aastrom has determined that the Resignation Agreement was desirable in order to better assure that the transition from Mr. Mayleben to Mr. Orlando will go as smoothly as possible.  During this period, Mr. Mayleben will act as a consultant to Aastrom and not as an employee.

Under the Resignation Agreement, Mr. Mayleben agrees to provide consulting services as requested by the Board of Directors and to continue to serve as a member of Aastrom’s Board of Directors for at least the duration of his current term, which expires at Aastrom’s 2013 Annual Meeting of Shareholders, and Aastrom agrees to pay Mr. Mayleben his reasonable business and travel expenses incurred in connection with such services, consistent with the Aastrom’s policies on expense reimbursement, and up to $150,000 upon completion of certain business milestones.  The Resignation Agreement also provides for: (i) continued vesting by Mr. Mayleben in 50 percent of his unvested options in accordance to their terms through May 31, 2013; (ii) Mr. Mayleben’s right to exercise his vested options through May 31, 2013; (iii) Mr. Mayleben’s forfeiture of any rights to any unissued ownership or other interests in the Aastrom, including to any restricted stock units; and (iv) mutual releases of claims by each of Mr. Mayleben and the Aastrom.

Mr. Colangelo’s Agreement

On March 4, 2013, Mr. Colangelo and Aastrom entered into an Employment Agreement (the “Colangelo Employment Agreement”) and became our new Chief Executive Officer.  The Employment Agreement provides that Mr. Colangelo will receive an initial annual base salary of $430,000 and his base salary shall be reviewed annually by Aastrom.  Under the Employment Agreement, Mr. Colangelo will also be eligible to receive cash incentive compensation as determined by Aastrom.  Mr. Colangelo’s target annual incentive compensation shall be 50% of his then-current base salary.  Under the Colangelo Employment Agreement, Aastrom agrees to grant to Mr. Colangelo options to purchase 1,100,000 shares of Aastrom’s common stock; additionally from time to time and at the discretion of our Board of Directors, Aastrom may grant to Mr. Colangelo additional options to purchase shares of Aastrom’s common stock pursuant to Aastrom’s then-current equity plan.

In the event of his termination prior to a Change in Control by Aastrom without Cause or by Mr. Colangelo for Good Reason (as such terms are defined in the Employment Agreement), Aastrom shall pay Mr. Colangelo an amount equal to twelve months of his then-current base salary in equal installments over the one-year period following the date of termination of his employment.  In the event of his termination within twelve (12) months following a Change in Control by Aastrom without Cause or by Mr. Colangelo for Good Reason, Aastrom shall pay Mr. Colangelo an amount equal to eighteen months of his then-current base salary in one lump sum.  In either event, subject to Mr. Colangelo’s co-payment of premiums at the active employee’s rate, Mr. Colangelo would also be entitled to continued participation in our company-sponsored group health, dental and vision programs for 12 months following the date of termination.  Mr. Colangelo’s right to receive any severance payment and to continue his participation in such health programs is conditioned upon and subject to Mr. Colangelo’s signing and not revoking a general release of claims.

In addition, during his employment and after termination of the Employment Agreement, Mr. Colangelo has agreed to keep Aastrom’s confidential information in confidence and trust and has agreed not to use or disclose such confidential information without Aastrom’s written consent except as necessary in the ordinary course of performing his duties to Aastrom.  During the term of the Employment Agreement and for a period of twelve months thereafter Mr. Colangelo also agrees not to compete with Aastrom and not to solicit employees, customers or suppliers of Aastrom.

Dr. Bartel’s Agreement

On March 22, 2011, Dr. Bartel and Aastrom entered into a new employment agreement that replaced and superseded her December 2009 employment agreement.  Dr. Bartel’s new employment agreement provides that Dr. Bartel will receive an initial annual base salary of $243,389, which is the same annual base salary provided under her old agreement.  Under her new employment agreement, Dr. Bartel’s annual base salary will be redetermined annually by our CEO in consultation with the Compensation Committee.  Dr. Bartel’s new employment agreement also provides that Dr. Bartel will be eligible to receive cash incentive compensation, as determined by the CEO in consultation with the Compensation Committee from time to time, with a target annual incentive compensation of 35% of her then-current base salary.

Under the new employment agreement, in the event of Dr. Bartel’s termination by Aastrom without Cause or by Dr. Bartel for Good Reason (as such terms are defined in the new employment agreement), and subject to Dr. Bartel signing a general release of claims, Aastrom will pay Dr. Bartel an amount equal to nine months of her then-current base salary in nine substantially equal monthly installments.  Additionally, Dr. Bartel’s new employment agreement provides that all stock options and other stock-based awards which would have vested had Dr. Bartel remained employed for an additional nine months following the date of termination will become exercisable as of the date of termination.  Dr. Bartel would also be entitled to continued participation in our group health, dental and vision programs for nine months following the date of such termination.

Under Dr. Bartel’s employment agreement, in the event of her termination by Aastrom without Cause or by Dr. Bartel for Good Reason within 12 months following a Change in Control (as such term is defined in Dr. Bartel’s employment agreement), and subject to Dr. Bartel’s signing a general release of claims, Aastrom will pay to Dr. Bartel a lump-sum cash payment in an amount equal to 12 months of her then-current base salary (or her base salary in effect immediately prior to the Change in Control, if higher). Dr. Bartel’s employment agreement additionally provides that, notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, all stock options and other stock-based awards held by Dr. Bartel shall immediately accelerate and become exercisable as of the termination date.  Under the employment agreement, Dr. Bartel would also be entitled to continued participation in our group health, dental and vision programs for 12 months following the date of such termination.

If any payments to Dr. Bartel, calculated in a manner consistent with Section 280G of the Code, would be subject to the excise tax imposed by Section 4999 of the Code, she will receive either the entire benefit or reduced payments, which alternative will be determined by a nationally recognized accounting firm selected by Aastrom.

Under Dr. Bartel’s employment agreement, Dr. Bartel agrees to keep Aastrom’s confidential information in confidence and trust, during her employment and after the termination of her employment, and agrees not to use or disclose such confidential information without Aastrom’s written consent except as necessary in the ordinary course of performing her duties to Aastrom.  Dr. Bartel also agrees that, during her employment agreement and for a period of 12 months thereafter, she would neither compete with Aastrom nor solicit any employees, customers or suppliers of Aastrom.

Dr. Watling’s Agreement

On March 22, 2011, Sharon Watling, PharmD and Aastrom entered into an Employment Agreement (the “Watling Employment Agreement”).  The Watling Employment Agreement provides that Dr. Watling will receive an initial annual base salary of $190,000 and her base salary shall be redetermined annually by our CEO in consultation with the Compensation Committee.  Under the Watling Employment Agreement, Dr. Watling will also be eligible to receive cash incentive compensation as determined by the CEO in consultation with the Committee from time to time.  Dr. Watling’s target annual incentive compensation is 35% of her then-current base salary.

In the event of her termination by Aastrom without Cause or by Dr. Watling for Good Reason (as such terms are defined in the Watling Employment Agreement), and subject to Dr. Watling’s signing a general release of claims, Aastrom will pay Dr. Watling an amount equal to nine months of her then-current base salary in nine substantially equal monthly installments.  Additionally, all stock options and other stock-based awards which would have vested had Dr. Watling remained employed for an additional nine months following the date of termination will become exercisable as of the date of termination.  Dr. Watling would also be entitled to continued participation in our group health, dental and vision programs for nine months following the date of termination.

In the event of her termination by Aastrom without Cause or by Dr. Watling for Good Reason within twelve months following a Change in Control (as such term is defined in the Watling Employment Agreement), and subject to Dr. Watling’s signing a general release of claims, Aastrom will pay to Dr. Watling a lump-sum cash payment in an amount equal to twelve months of her then-current base salary (or her base salary in effect immediately prior to the Change in Control, if higher).  Additionally and notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, all stock options and other stock-based awards held by Dr. Watling shall immediately accelerate and become exercisable as of the termination date.  Dr. Watling would also be entitled to continued participation in our group health, dental and vision programs for twelve months following the date of termination.

If any payments to Dr. Watling, calculated in a manner consistent with Section 280G of the Code, would be subject to the excise tax imposed by Section 4999 of the Code, she will receive either the entire benefit or reduced payments, which alternative will be determined by a nationally recognized accounting firm selected by Aastrom.

In addition, during her employment and after termination of the Watling Employment Agreement, Dr. Watling has agreed to keep our confidential information in confidence and trust and has agreed not to use or disclose such confidential information without Aastrom’s written consent except as necessary in the ordinary course of performing her duties to Aastrom.  During the term of the Watling Employment Agreement and for a period of twelve months thereafter Dr. Watling also agrees not to compete with Aastrom and not to solicit employees, customers or suppliers of Aastrom.

Mr. Gibson’s Agreement

On October 26, 2012, Brian Gibson and Aastrom entered into an Employment Agreement (the “Gibson Employment Agreement”).  The Gibson Employment Agreement provides that Mr. Gibson will receive an initial annual base salary of $165,000 and his base salary shall be reviewed annually by Aastrom.  Under the Gibson Employment Agreement, Mr. Gibson will also be eligible to receive cash incentive compensation as determined by Aastrom.  Mr. Gibson’s target annual incentive compensation shall be 30% of his then-current base salary.  Under the Employment Agreement, from time to time and at the discretion of management and Aastrom’s Board of Directors, Aastrom may grant to Mr. Gibson options to purchase shares of Aastrom’s common stock pursuant to Aastrom’s then-current equity plan.

In the event of his termination by Aastrom without Cause or by Mr. Gibson for Good Reason (as such terms are defined in the Employment Agreement), and subject Mr. Gibson’s signing and not revoking a separation agreement that includes a general release of claims, Aastrom shall pay Mr. Gibson an amount equal to six months of his then-current base salary in six substantially equal monthly installments.  Subject to Mr. Gibson’s co-payment of premiums at the active employee’s rate, Mr. Gibson would also be entitled to continued participation in our company-sponsored group health, dental and vision programs for six months following the date of termination.

In addition, during his employment and after termination of the Gibson Employment Agreement, Mr. Gibson has agreed to keep Aastrom’s confidential information in confidence and trust and has agreed not to use or disclose such confidential information without Aastrom’s written consent except as necessary in the ordinary course of performing his duties to Aastrom. During the term of the Employment Agreement and for a period of six months thereafter Mr. Gibson also agrees not to compete with Aastrom and not to solicit employees, customers or suppliers of Aastrom.

Acceleration of Vesting Under Stock Option Plans

Generally, in the event of a Change in Control of Aastrom (as defined in our Incentive Plan) if awards under the Incentive Plan are not assumed or substituted, awards shall vest on the day prior to the Change in Control and terminate on the day of the Change in Control. If assumed or substituted and the participant’s Board of Directors membership or services to Aastrom are terminated by Aastrom within 12 months of the Change in Control, the awards shall become fully vested and exercisable and may be exercised at any time prior to the earlier of the expiration date of the award or within three months of the date of termination. However, if the fair market value on the date of the Change in Control is less than the exercise price of the option or stock appreciation right, such option or stock appreciation right shall then terminate on the date of the Change in Control.

For awards issued under the 2004 Plan, in the event of a Change in Control of Aastrom (as defined in our 2004 Plan), if such awards are not assumed, cashed-out or substituted, then the awards shall vest as of ten days prior to the date of the Change in Control and terminate on the day of the Change in Control.  In general, options granted to executive officers of Aastrom will become fully exercisable if such officer is terminated following a Change in Control and options granted to non-employee directors will become fully vested and immediately exercisable upon a Change in Control.

The following table sets forth aggregate estimated payment obligations to each of the named executive officers assuming a termination occurred on December 31, 2012:

Name	Benefit	Before Change in Control Termination w/o Cause or for Good Reason ($)		After Change in Control Termination w/o Cause or for Good Reason ($)(1)		Voluntary Termination ($)	Death ($)	Disability ($)
Daniel R. Orlando	Severance Pay	—		—		—	—	—
	Health Care Benefits	—		—		—	—	—
	Equity Award Acceleration	—		—	(2)	—	—	—
	Total	—		—		—	—	—
Ronnda L. Bartel	Severance Pay	195,000		260,000		—	—	—
	Health Care Benefits	5,799		7,732		—	—	—
	Equity Award Acceleration	—	(2)	—	(2)	—	—	—
	Total	200,799		267,732		—	—	—
Sharon M. Watling	Severance Pay	183,750		245,000		—	—	—
	Health Care Benefits	—		—		—	—	—
	Equity Award Acceleration	—	(2)	—	(2)	—	—	—
	Total	183,750		245,000		—	—	—
Brian D. Gibson	Severance Pay	82,500		82,500		—	—	—
	Health Care Benefits	7,045		7,045		—	—	—
	Equity Award Acceleration	—		—	(2)	—	—	—
	Total	89,545		89,545		—	—	—

(1)

This represents the cumulative value of the equity awards that would accelerate upon a change in control. The amount represents the difference between the price of our common stock at the last business day of the registrant’s last completed fiscal year and the exercise price multiplied by the number of options that would accelerate.

(2)

The price of our common stock at the last business day of the registrant’s last completed fiscal year is less than the exercise price of all options held by individuals above. As such, no value has been assigned to any acceleration that may occur upon a termination or a change in control.

Compensation of Directors

The Director Compensation table reflects all compensation awarded to, earned by or paid to our non-employee directors for the fiscal year ended December 31, 2012.

DIRECTOR COMPENSATION
FOR THE TWELVE MONTHS ENDED
DECEMBER 31, 2012

	Fees
	Earned			Option	Other
	or Paid		Stock	Awards	Compensation
Name	in Cash ($)		Awards ($)	($)(1)	($)	Total ($)
Robert L. Zerbe	$51,250	(2)	—	$56,887	—	$108,137
Ronald M. Cresswell	$35,000		—	$56,887	—	$91,887
Alan L. Rubino	$37,500		—	$56,887	—	$94,387
Nelson M. Sims	$45,000		—	$56,887	—	$101,887
Harold C. Urschel, Jr. (3)	$35,000		—	$56,887	—	$91,887
Tim M. Mayleben (4)	$—		—	$—	—	$—

(1)

Amount reflects the grant date fair value of the named director’s stock options, calculated in accordance with FASB ASC Topic 718. For purposes of this calculation, we have disregarded forfeiture assumptions. For a discussion of the assumptions used in calculating these values, see Note 3 to our consolidated financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC on March 18, 2013. The discussion below provides details as to the aggregate number of option awards outstanding at fiscal year end.

(2)	Dr. Zerbe was elected as the Chairman of the Board of Directors during the fourth quarter of 2012. The fees earned include his fees earned for time served as Chairman.

(3)	Mr. Urschel passed away during 2012 and the amounts above represent the compensation received prior to his passing.

(4)	Mr. Mayleben resigned as our President and Chief Executive Officer effective as of December 14, 2012. He received no additional compensation as a non-employee director during 2012.

At least every three years, the Compensation Committee will engage an independent consultant to perform an analysis over the non-employee director compensation program.  In 2012, the Compensation Committee engaged Frederic W. Cook & Co to perform an independent review of the compensation program for non-employee directors.  The review indicated that the non-employee directors were slightly below the median for cash compensation and option award compensation.  The Compensation Committee determined that 2013 cash compensation would increase slightly.  The annual fee increased from $25,000 to $30,000 and the committee chair fees for the Audit Committee and Compensation Committee increased from $12,500 each to $15,000 and $13,500, respectively.  The annual stock option grant will increase from 55,000 to 60,000 shares and vest over one year in equal monthly increments.

Fees Earned or Paid in Cash.  The Chairman of the Board of Directors, if any, receives an annual fee of $80,000 paid in equal quarterly increments.  Each non-employee director receives an annual fee of $30,000 paid in equal quarterly increments.  The chairperson of each standing committee receives an additional annual fee of $15,000 for the Audit Committee, $13,500 for the Compensation Committee and $8,000 for the Governance and Nominating Committee and each non-chair committee member receives an additional annual fee of $5,000, payable quarterly.

Stock and Option Awards.  We have in place a non-employee director compensation policy whereby a non-employee director who continued to serve beyond an Annual Meeting of Shareholders would receive a stock option to purchase 60,000 shares granted on the date of each Annual Meeting of Shareholders, with an exercise price equal to the fair market value of the common stock on the date of grant, vesting in equal monthly increments over a period of one year.  Newly elected directors joining the Board of Directors during the period between Annual Meetings of Shareholders would receive a grant for a pro rata amount of the 60,000 shares subject to option (reflecting the period of time until the next Annual Meeting of Shareholders).  These equity grants would be made under the terms of the existing equity compensation plans, as previously approved by the shareholders.  Amounts in the stock and option awards columns represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 (disregarding forfeiture assumptions).  For a discussion of the assumptions used in calculating the dollar amount recognized, see Note 3 to our consolidated financial statements in our annual report on Form 10-K for fiscal year 2012 filed with the SEC on March 18, 2013.

Stock options issued to directors shall terminate and no longer be exercised after the first to occur of (a) the expiration date of the option, (b) at any time prior to the expiration of 24 months after the date on which the service to Aastrom is terminated, or (c) a change in control to the extent provided in the stock option agreement.

Option Holdings. Non-employee directors held the following stock options as of December 31, 2012:

Director	Stock Options
Robert L. Zerbe	261,300
Ronald M. Cresswell	245,250
Alan L. Rubino	264,250
Nelson M. Sims	259,937

Certain Relationships and Related Party Transactions

The Board of Directors is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest.  Accordingly, as a general matter, it is Aastrom’s preference to avoid related party transactions.

Aastrom’s Audit Committee Charter requires that members of the Audit Committee, all of whom are independent directors, review and approve all related party transactions for which such approval is required under applicable law, including SEC and NASDAQ rules.  All related party transactions shall be disclosed in Aastrom’s applicable filings with the Securities and Exchange Commission as required under SEC rules.

There were no such reportable relationships or related party transactions during fiscal year 2011 or 2012.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Aastrom’s executive officers, directors and persons who beneficially own more than 10% of Aastrom’s common stock to file initial reports of ownership and reports of changes in ownership with the SEC.  Such persons are required by the SEC regulations to furnish Aastrom with copies of all Section 16(a) forms filed by such persons.

Based solely on Aastrom’s review of such forms furnished to it and written representations from certain reporting persons, Aastrom believes its executive officers, directors and more than 10% shareholders have complied with all filing requirements.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended December 31, 2012, Mr. Rubino and Dr. Zerbe served as the members of our Compensation Committee.  Harold C. Urschel was a member of the Compensation Committee until the fourth quarter of 2012.  None of the members of our Compensation Committee is, or has been, an officer or employee of ours or any of our subsidiaries.  During the last year, none of our executive officers served as: (1) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the compensation committee; (2) a director of another entity, one of whose executive officers served on the compensation committee; or (3) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director on our Board of Directors.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee oversees Aastrom’s financial reporting process on behalf of the Board of Directors.  Management has the primary responsibility for the financial statements and the reporting process, including internal control systems.  PricewaterhouseCoopers LLP is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles and an opinion on our internal control over financial reporting.  The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors.

The Audit Committee consists of three directors, each of whom, in the judgment of the Board of Directors, is an “independent director” as defined in Rule 5605(a)(2) of the NASDAQ listing standards.  Ronald M. Cresswell, Nelson M. Sims and Alan L. Rubino were members of the Audit Committee during the fiscal year ended December 31, 2012.

The Committee has discussed and reviewed with the independent registered public accountants all matters required to be discussed by the Public Company Accounting Oversight Board (the “PCAOB”) in Auditing Standards Section 380 (Communication with Audit Committees).  The Committee has received written disclosures and a letter from PricewaterhouseCoopers LLP confirming their independence, as required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP the accountant’s independence. The Committee has met with PricewaterhouseCoopers LLP, with and without management present, to discuss the overall scope of the PricewaterhouseCoopers LLP audit, the results of its audits, its evaluations of Aastrom’s internal controls and the overall quality of its financial reporting.  The Committee reviewed the performance and fees of PricewaterhouseCoopers LLP prior to recommending their appointment.  The Committee reviewed our financial statements and discussed them with management and with PricewaterhouseCoopers LLP.

Based on the review and discussions referred to above, the Committee recommended to the Board of Directors that Aastrom’s audited financial statements be included in Aastrom’s Form 10-K for the fiscal year ended December 31, 2012.

AUDIT COMMITTEE

Nelson M. Sims, Chairman
Alan L. Rubino
Ronald M. Cresswell

SHAREHOLDER PROPOSALS TO BE PRESENTED

AT NEXT ANNUAL MEETING

Under Aastrom’s Bylaws, in order for business and director nominations to be properly brought before a meeting by a shareholder, such shareholder must have given timely notice thereof in writing to the Corporate Secretary of Aastrom.  To be timely, such notice must be received at Aastrom’s principal executive offices not less than 120 calendar days in advance of the one year anniversary of the date Aastrom’s proxy statement was released to shareholders in connection with the previous year’s Annual Meeting of Shareholders, except that (i) if no Annual Meeting was held in the previous year, (ii) if the date of the annual meeting has been changed by more than thirty calendar days from the date contemplated at the time of the previous year’s proxy statement or (iii) in the event of a special meeting, then notice must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made.

If none of the events described in (i) through (iii) above occur, then the deadline for submitting shareholder proposals or nominations for directors for inclusion in our proxy statement and form of proxy pursuant to Rule 14a-8 of the SEC’s proxy rules for the next Annual Meeting of Shareholders will be January 2, 2014 and shareholder proposals submitted outside the processes of Rule 14a-8 received after January 2, 2014 will be considered untimely under Aastrom’s Bylaws.  In order to be brought before the next Annual Meeting, any such proposal or nomination must include the relevant information as required under our Bylaws and must otherwise meet applicable requirements of the SEC’s proxy rules if such proposal or nomination is to be included in our proxy statement for the next Annual Meeting.

Shareholder proposals and director nominations should be delivered to: Aastrom Biosciences, Inc., 24 Frank Lloyd Wright Drive, P.O. Box 376, Ann Arbor, Michigan, 48106, Attention: Secretary.  Aastrom recommends that such proposals be sent by certified mail, return receipt requested.

WHERE YOU CAN FIND MORE INFORMATION

The Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 is available at www.proxyvote.com.

The SEC allows us to “incorporate by reference” information into this Preliminary Proxy Statement, which means that we can disclose important information to you by referring you to other documents that we filed separately with the SEC.  You should consider the incorporated information as if we reproduced it in this Definitive Proxy Statement, except for any information directly superseded by information contained in this Definitive Proxy Statement.

We incorporate by reference into this Definitive Proxy Statement the following financial statements and other information, which contain important information about us and our business and financial results:

•                                        the financial statements, quarterly data, management’s discussion and analysis of financial condition and results of operations, changes in and disagreements with accountants on accounting and financial disclosure and market risk disclosures contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

We may file additional documents with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this Definitive Proxy Statement and before the Annual Meeting.  The SEC allows us to incorporate by reference into the Proxy Statement such documents. You should consider any statement contained in this Definitive Proxy Statement (or in a document incorporated into this proxy statement) to be modified or superseded to the extent that a statement in a subsequently filed document modifies or supersedes such statement.

Shareholders may obtain a copy of the Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 by writing to Aastrom at the following address: Aastrom Biosciences, Inc., P.O. Box 376, Ann Arbor, Michigan, 48106.

You may read and copy any document we file at the SEC’s public reference rooms at 100 F Street, N.E, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference rooms. Copies of our SEC filings are also available to the public from the SEC’s web site at www.sec.gov.

TRANSACTION OF OTHER BUSINESS

At the date of the Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above.  If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By order of the Board of Directors,

BRIAN D. GIBSON
Corporate Secretary

March 22, 2013

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0000165884_1 R1.0.0.51160 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Robert L. Zerbe 02 Ronald M. Cresswell 03 Alan L. Rubino 04 Nelson M. Sims 05 Dominick C. Colangelo AASTROM BIOSCIENCES, INC. ATTN: BRIAN D. GIBSON P.O. BOX 376 ANN ARBOR, MI 48105 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2 To ratify the appointment of PricewaterhouseCoopers LLP as Aastrom's Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2013. 3 To hold an advisory vote approving the compensation of our named executive officers. NOTE: In their discretion, the proxies are authorized to vote upon any other matters that are properly brought by or at the direction of the Board of Directors before the Annual Meeting and at any adjournments or postponements thereof. Even if you are planning to attend the meeting in person, you are urged to sing and mail this Proxy in the return envelope so that your stock may be represented at the meeting Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Yes No Please indicate if you plan to attend this meeting

0000165884_2 R1.0.0.51160 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Proxy Statement, Shareholder Letter is/are available at www.proxyvote.com . AASTROM BIOSCIENCES, INC. Proxy for Annual Meeting of Shareholders Solicited by the Board of Directors The undersigned hereby appoints Dominick C. Colangelo and Brian D. Gibson, and each of them, with full power of substitution to represent the undersigned and to vote all of the shares of stock of Aastrom Biosciences, Inc. (the "Company") which undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Company's headquarters located at 24 Frank Lloyd Wright Drive, Lobby K, Ann Arbor, Michigan, 48105, on Thursday, May 2, 2013 at 8:30 a.m., local time, and at any adjournment thereof (i) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Company's Proxy Statement, receipt of which is hereby acknowledged, and (ii) in their discretion upon such other matters as may properly come before the meeting. The shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted FOR proposal 1, 2, and 3. If you abstain from voting on proposals 1, 2 or 3 it will have no effect on the voting of the proposal. Continued and to be signed on reverse side Continued and to be signed on reverse side